Exhibit 10.20
AMENDED AND RESTATED STOCK OPTION AGREEMENT
To: Peter Masanotti
Grant Date: September 30, 2008
     Pursuant to MedQuist’s Stock Option Plan (the “Plan”) adopted May 29, 2002 and pursuant to this Amended and Restated Stock Option Agreement (the “Agreement”), you are hereby granted an option, effective as of the grant date, to purchase that number of shares of common stock, no par value per share (the “Common Stock”), of MedQuist Inc., a New Jersey corporation (“MedQuist”), set forth on, and at the exercise price per share indicated on, the attached Grant Detail Report. Your option price is intended to equal the higher of (i) the fair market value of the Common Stock as of the grant date or (ii) $8.25. Your right to exercise this option will vest with respect to one-third (1/3) of the shares subject to the option on the first anniversary of the grant date, and, thereafter will vest semi-annually with respect to one-sixth (1/6) of the shares subject to the option on each of the following: the date that is six months after the first anniversary of the grant date, the second anniversary of the grant date, the date that is six months after the second anniversary of the grant date, and the third anniversary of the grant date.

     Notwithstanding anything herein to the contrary, in the event that your employment with MedQuist or a subsidiary corporation of MedQuist is terminated by MedQuist without “Cause” or by you for “Good Reason” (as such terms are defined in your employment agreement with MedQuist, dated September 3, 2008 (the “Employment Agreement”)), the options granted hereunder shall become immediately exercisable, to the extent not already vested. In the event of a termination of your employment for any other reason, any unvested options granted hereunder shall be immediately forfeited. In addition, upon the occurrence of a Change in Control, the options granted hereunder shall become immediately exercisable, to the extent not already vested.
     For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of MedQuist to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “Act”)) other than CBaySystems Holdings Limited (“CBay”), CBay Inc. or SAC Private Capital Group, LLC or any of their affiliates (the “Permitted Holders”); (ii) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) (a “Beneficial Owner”) (except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of MedQuist (or any entity which controls MedQuist), including by way of merger, consolidation, tender or exchange offer or otherwise; (iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving MedQuist, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of MedQuist or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of MedQuist immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; (iv) during any twelve month period, individuals who at the beginning of such period constituted the Board of Directors of MedQuist (the “Board”) (together with any new directors whose election by such Board or whose nomination for election by the shareholders of MedQuist was approved by a vote of a majority of the directors of MedQuist, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office; (v) CBay ceases to own a direct or indirect majority interest in MedQuist; or (vi) SACPEI CB Investment, L.P. ceases to remain obligated to file a Schedule 13D pursuant to the Act in respect of its beneficial ownership interest in MedQuist.
     This option shall terminate and is not exercisable on or after September 30, 2018, which is the tenth anniversary of the grant date (the “Scheduled Termination Date”), except if terminated earlier as hereafter provided.
     You may exercise your option by giving written notice to the Secretary of MedQuist on forms supplied by MedQuist at its then principal executive office, accompanied by payment of the option price for the total number of shares you specify that you wish to purchase. The payment may be in cash or any manner permitted under the Plan and by MedQuist.
     Your option will, to the extent not previously exercised by you, terminate ninety (90) days after the date you cease to perform services for MedQuist or a subsidiary corporation of MedQuist, whether such termination is voluntary or not, but not if your termination is due to disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or death (but in no event later than the Scheduled Termination Date). After that date your service or employment is terminated, as aforesaid, you may exercise this option only for the number of shares which you had a right to purchase and did not purchase on such termination date (except, as provided above, upon your termination of employment by MedQuist without Cause or by you for Good Reason). If you are employed by a subsidiary corporation of MedQuist, your employment shall be deemed to have terminated on the date your employer ceases to be a subsidiary corporation of MedQuist, unless you are on that date transferred to MedQuist or another subsidiary corporation of MedQuist. Your employment shall not be deemed to have terminated if you are transferred from MedQuist to a subsidiary corporation of MedQuist, or vise versa, or from one subsidiary corporation of MedQuist to another subsidiary corporation of MedQuist.
     If you die while employed by MedQuist or a subsidiary corporation of MedQuist, your legatee(s), distributee(s), executor or administrator, as the case may be, may, at any time within one year after the date of your death (but in no event later than the Scheduled Termination Date), exercise the option as to any shares which you had a right to purchase and did not purchase during your lifetime. If your employment by MedQuist or a subsidiary corporation of MedQuist is terminated by reason of your becoming disabled (within the meaning of Section 22(e)(3) of the Code and the regulations thereunder), you or your legal guardian or custodian may at any time within one year after the date of such termination (but in no event later than the Scheduled Terminated Date), exercise the option as to any shares which you had a right to purchase and did not purchase prior to such termination. Your executor, administrator, guardian or custodian must present proof of his authority satisfactory to MedQuist prior to being allowed to exercise this option.
     Notwithstanding anything herein to the contrary, if your employment by MedQuist or a subsidiary is terminated by MedQuist for Cause, your option shall terminate immediately in full whether or not vested and exercisable.
     In the event of any change in the outstanding shares of the Common Stock by reason of a stock dividend, extraordinary cash dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Compensation Committee of MedQuist (the “Committee”) deems in its sole discretion to be similar circumstances the number and kind of shares subject to this option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Committee or replaced with equal value as determined in the sole discretion of the Committee.
     The option is not transferable otherwise than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and is exercisable during your lifetime only by you. Until the option price has been paid in full pursuant to due exercise of this option and the purchased shares are delivered to you, you do not have any right, as a shareholder of MedQuist. MedQuist reserves the right not to deliver to you the shares purchased by virtue of the exercise of this option during any period of time in which MedQuist, deems in its reasonable discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law or any terms of this Agreement, a prior stock option agreement or a restrictive covenant in favor of MedQuist.
     Notwithstanding anything to the contrary contained herein, this option is not exercisable during any period of time in which MedQuist deems that the exercisability of this option, the offer to sell the shares options hereunder, or the sale hereof, may violate a federal, state, local or securities exchange rule, regulation or law, or may cause MedQuist to be legally obligated to issue or sell more shares than MedQuist is legally entitled to issue or sell.
     At the time of issuance of securities pursuant to this Plan, MedQuist may require such restrictions, legends or other provisions as it deems necessary to comply with any federal or state securities law.
     In the event this option is in any way inconsistent with the legal requirements of the Code or the regulations thereunder for an “incentive stock option,” this option shall be deemed automatically amended as of the date hereof to conform to such legal requirements, if such conformity may be achieved by amendment. The attached Grant Detail Report specifies which of your options are intended to be incentive stock options (if any) and which are intended to be non-qualified stock options (if any).
     This option shall be subject to the terms of the Plan as in effect on the date this option is granted, which terms are hereby incorporated herein by reference and made a part thereof. In the event of any conflict between the terms of this option and the terms of the Plan, the terms of the Plan shall govern.
     This option constitutes the entire understanding between MedQuist and you with respect to the subject matter hereof and no amendment, modification or waiver of this option, in whole or in part, shall be binding upon MedQuist unless in writing and signed by a member or designee of the Committee. This Agreement amends and restates, in its entirety, that certain Stock Option Agreement from MedQuist to you dated September 30, 2008.
     Your exercise will not be completed until you have paid or made suitable arrangements to pay, (i) all federal, state and local income tax withholding required to be withheld by MedQuist in connection with the option exercise and (ii) the employee’s portion of other federal, state and local payroll and other taxes due in connection with the option exercise.
     This grant is in partial consideration of your prior execution, delivery and performance of your Employment Agreement, which contains confidentiality, non-solicitation or other restrictive covenants (the “Restrictive Covenants”). If you breach the terms of your Restrictive Covenants, all of the options granted hereunder or granted to you previously shall expire immediately and the grant(s) shall be deemed void. In the event of such a breach (as determined by the Company in its reasonable discretion), if you have exercised any such options within 12 months prior to or any time after the breach, you shall be obligated to refund to MedQuist immediately an amount equal to the fair value of the Common Stock on the date of such exercise (less the exercise price paid by you) plus subsequent increase in value of MedQuist stock. The foregoing is separate from and in addition to any other legal or equitable remedies to which MedQuist may be entitled as a result of such a breach. If a court determines that all or a portion of your Restrictive Covenants are not enforceable, then this Stock Option Agreement shall be void.
     Validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of law principles. The parties fully agree that the exclusive venue of any action arising out of this Agreement shall be in the Superior Court of Burlington County, New Jersey, any other court of the State of New Jersey having jurisdiction and value over an action arising out of this agreement, or the United States District Court for the District of New Jersey.
     Please sign the copy of this option and return it to MedQuist’s Secretary, thereby indicating your understanding of and agreement with its terms and conditions.

MEDQUIST INC.
By:	/s/ Robert Aquilina
	Name:	Robert Aquilina
	Title:	Chairman of the Compensation Committee (On Behalf of the Compensation Committee)

I hereby acknowledge receipt of a copy of the foregoing stock option and, having read it hereby signify my understanding of, and my agreement with, its terms and conditions.

PETER MASANOTTI	(Date)
/s/ Peter Masanotti	March 2, 2009
(Signature)

Grant Detail Report
As of 9/30/2008
MedQuist
Peter Masanotti

					Grant
Grant Date	Expiration Date	Plan ID	Grant Type	Granted	Price	Outstanding	Vested	Exercisable
9/30/2008	9/30/2018	2002SOP	Non-Qualified	295,749	$8.25	295,749	0	0
Optionee	Total			295,749		295,749	0	0
Becoming Exercisable

98,583 on 9/30/2009	49,292 on 3/31/2010	49,291 on 9/30/2010	49,291 on 3/31/2011	49,292 on 9/30/2011

4